Exhibit 99.1

News Release

International Paper Reports Solid First Quarter Earnings

Strong Global Operations, Continued Strong Free Cash Flow

MEMPHIS, Tenn. – April 28th, 2011 – International Paper (NYSE: IP) today reported first-quarter 2011 net earnings attributable to common shareholders totaling $342 million ($0.78 per share) compared with net earnings of $316 million ($0.73 per share) in the fourth quarter of 2010 and a loss of $162 million ($0.38 per share) in the first quarter of 2010. Amounts in all periods include the impact of special items.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010
Net Earnings (Loss)	$0.78	$0.73	$(0.38)
Less - Discontinued Operations (Gain) Loss	(0.11)	—	—

Earnings (Loss) from Continuing Operations	$0.67	$0.73	$(0.38)
Add Back - Net Special Items Expense (Income)	0.07	(0.05)	0.42

Earnings from Continuing Operations and Before Special Items	$0.74	$0.68	$0.04

Earnings from continuing operations and before special items in the 2011 first quarter totaled $322 million ($0.74 per share), compared with $296 million ($0.68 per share) in the fourth quarter of 2010 and $16 million ($0.04 per share) in the first quarter of 2010.

Quarterly net sales were $6.4 billion compared with $6.5 billion in the fourth quarter of 2010 and $5.8 billion in the first quarter of 2010.

Operating profits were $585 million in the first quarter of 2011, up from $561 million in the fourth quarter of 2010 both of which included special items.

“First-quarter results reflect continued strong performances across all of our global mill businesses,” said John Faraci, chairman and chief executive officer. “Industrial Packaging and Printing Papers continued to post solid results, and Consumer Packaging delivered significantly higher earnings. Europe continued its strong performances in paper and packaging and the contribution from our Ilim joint venture also increased. As a result of these strong across-the-board results, first-quarter free cash flow was in-line with our expectations and we remain confident in our earnings and cash flow outlook for 2011.”

SEGMENT INFORMATION

To measure the performance of the company’s business segments from quarter to quarter without variations caused by special items, management focuses on business segment operating profits excluding those items. First-quarter 2011 segment operating profits and business trends, excluding special items, compared with the prior quarter are as follows:

Industrial Packaging operating profit was $274 million ($279 million including special items) compared with an operating profit of $274 million ($261 million including special items) in the fourth quarter of 2010. First-quarter earnings were impacted by lower volume due to seasonality and unusually harsh weather in January and February. In addition, higher input costs and annual planned mill maintenance outage expenses occurred in the first quarter. These higher expenses were largely offset by favorable operations and lower costs.

Printing Papers operating profit was $209 million ($201 million including special items) compared with an operating profit of $236 million ($234 million including special items) in the fourth quarter of 2010. Quarterly earnings decreased due to globally higher input costs and increased U.S. mill operating costs, partially offset by lower operating costs in our European mills. In North America, the pulp business recorded significantly higher planned maintenance outage expenses, but these were more than offset by lower outage expenses in North American and European papers.

Consumer Packaging operating profit was $101 million ($100 million including special items) compared with an operating profit of $64 million ($60 million including special items) in the fourth quarter of 2010. North American Coated Paperboard operating earnings reflect improved market demand, higher sales price realizations, improved operations and lower planned maintenance outages, partially offset by higher input costs. Earnings also improved in Asia and Europe.

xpedx, the company’s North American distribution business, reported operating earnings of $12 million ($5 million including special items) compared with $9 million in the fourth quarter of 2010. Improved sales margins and the absence of one-time costs that were recorded in the 2010 fourth quarter offset seasonally lower sales volumes.

Net corporate expenses for the 2011 first quarter totaled $44 million, compared with $63 million in the fourth quarter of 2010 and $51 million in the first quarter of 2010. The decrease from both the 2010 fourth quarter and the 2010 first quarter reflects lower pension costs.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the first quarter of 2011 was 33%, compared with 28% in the fourth quarter of 2010. The higher first quarter rate reflects an increased portion of forecasted annual earnings in higher tax jurisdictions and the favorable impact on the fourth quarter rate of the passage of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 which extended the research and development tax credit and the non-taxability of certain dividend payments between related controlled foreign corporations.

EFFECTS OF SPECIAL ITEMS

Special items in the first quarter of 2011 included pre-tax charges of $45 million ($28 million after taxes) for restructuring and other charges, a loss of $8 million (before and after taxes) for asset impairment charges at our Inverurie, Scotland mill which was closed in 2009 and a $7 million gain (before and after taxes) for a bargain purchase price adjustment on an acquisition by our joint venture in Turkey. Restructuring and other charges included pre-tax charges of $32 million ($19 million after taxes) for early debt extinguishment costs, $3 million ($2 million after taxes) for severance and benefit costs associated with the company’s 2008 overhead cost reduction initiative, $7 million ($4 million after taxes) for costs associated with the restructuring of our xpedx operations and $3 million (before and after taxes) for other items.

Special items in the fourth quarter of 2010 included pre-tax charges of $35 million ($22 million after taxes) for restructuring and other charges, a pre-tax gain of $25 million ($15 million after taxes) related to the partial redemption of the company’s interests in Arizona Chemical, an $18 million pre-tax charge ($11 million after taxes) for an environmental reserve related to the Company’s property in Cass Lake, Minnesota , a charge of $2 million (before and after taxes) for asset impairment costs associated with the Inverurie, Scotland mill and a net $40 million tax benefit related to cellulosic bio-fuel tax credits. Restructuring and other charges included pre-tax charges of $12 million ($7 million after taxes) for closure costs for the Bellevue, Washington and Spartanburg, South Carolina box plant facilities, a pre-tax charge of $13 million ($8 million after taxes) for early debt extinguishment costs, a pre-tax charge of $5 million ($3 million after taxes) for severance and benefit costs associated with the company’s 2008 overhead cost reduction initiative, a pre-tax charge of $4 million ($3 million after taxes) for costs associated with the reorganization of the company’s Shorewood operations, a pre-tax charge of $3 million ($2 million after taxes) for closure costs for three box plants in Asia and a pre-tax gain of $2 million ($1 million after taxes) for other items.

Special items in the first quarter of 2010 included a pre-tax charge of $215 million ($132 million after taxes) for restructuring and other charges and a $46 million after-tax expense to reduce deferred tax assets related to incentive compensation ($14 million) and post-retirement prescription drug coverage (Medicare Part D reimbursements) ($32 million). Restructuring and other charges included a $204 million pre-tax charge ($124 million after taxes) associated with the closure of the Franklin, Virginia mill (including $190 million of accelerated depreciation), a $4 million pre-tax charge ($2 million after taxes) for early debt extinguishment costs, a $3 million pre-tax charge ($2 million after taxes) associated with the reorganization of the company’s Shorewood operations, and charges of $4 million (before and after taxes) for other items.

DISCONTINUED OPERATIONS

Discontinued Operations in the first quarter of 2011 includes a pre-tax gain of $50 million ($30 million after taxes) for an earnout provision related to the sale of the Company’s Kraft Papers business completed in January 2007. Also, the Company sold its Brazilian Coated Paper business in the third quarter of 2006. Tax contingency reserves were included in the business’ operating results in 2005 and 2006 for which the related statute of limitations has expired. The reserves were reversed and a tax benefit of $15 million plus associated interest income of $6 million ($4 million after taxes) was recorded in the first quarter of 2011.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 9:00 a.m. EDT / 8:00 a.m. CDT today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper First-Quarter Earnings Call. The conference ID number is 53716779. Participants should call in no later than 8:45 a.m. EDT/7:45 a.m. CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter 53716779.

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tennessee the company employs about 59,500 people in more than 24 countries and serves customers worldwide. 2010 net sales were more than $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for its products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; and (v) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Tom Ryan, 901-419-4333; Investors: Thomas A. Cleves, 901-419-7566; and Emily Nix, 901-419-4987

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended				Three Months Ended
	March 31,				December 31,
	2011		2010		2010
Net Sales	$6,387		$5,807		$6,531

Costs and Expenses
Cost of products sold	4,625		4,464		4,770	(f)
Selling and administrative expenses	485		421		533
Depreciation, amortization and cost of timber harvested	340		371		360
Distribution expenses	340		317		332
Taxes other than payroll and income taxes	40		45		42
Restructuring and other charges	45	(a)	215	(d)	35	(g)
Net (gains) losses on sales and impairments of businesses	8	(b)	—		(23	)(h)
Interest expense, net	136		149		150

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	368		(175)		332
Income tax provision (benefit)	123		(24	)(e)	50	(i)
Equity earnings (losses), net of taxes	53	(c)	(2)		37

Earnings (Loss) From Continuing Operations	298	(a-c)	(153	)(d,e)	319	(f-i)
Discontinued operations, net of taxes	49		—		—

Net Earnings (Loss)	$347	(a-c)	$(153	)(d,e)	$319	(f-i)
Less: Net earnings attributable to noncontrolling interests	5		9		3

Net Earnings (Loss) Attributable to International Paper Company	$342	(a-c)	$(162	)(d,e)	$316	(f-i)

Basic Earnings (Loss) Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.68	(a-c)	$(0.38	)(d,e)	$0.74	(f-i)
Discontinued operations	0.11		—		—

Net earnings (loss)	$0.79	(a-c)	$(0.38	)(d,e)	$0.74	(f-i)

Diluted Earnings (Loss) Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.67	(a-c)	$(0.38	)(d,e)	$0.73	(f-i)
Discontinued operations	0.11		—		—

Net earnings (loss)	$0.78	(a-c)	$(0.38	)(d,e)	$0.73	(f-i)

Average Shares of Common Stock Outstanding—Diluted	433.8		428.8		434.7

Cash Dividends Per Common Share	$0.1875		$0.025		$0.125

Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$293		$(162)		$316
Discontinued operations, net of tax	49		$—		$—

Net Earnings (loss)	$342		$(162)		$316

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $32 million ($19 million after taxes) for early debt extinguishment costs, a pre-tax charge of $7 million ($4 million after taxes) for costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $3 million ($2 million after taxes) for severance and benefit costs associated with the Company’s 2008 cost reduction initiative, and charges of $3 million (before and after taxes) for other items.
(b)	Includes a charge of $8 million (before and after taxes) for asset impairment costs associated with the Inverurie, Scotland mill which was closed in 2009.
(c)	Includes a gain of $7 million (before and after taxes) related to a bargain price adjustment on an acquisition by our joint venture in Turkey.
(d)	Includes a pre-tax charge of $204 million ($124 million after taxes) for shutdown costs for the Franklin mill (including $190 million of accelerated depreciation), a pre-tax charge of $4 million ($2 million after taxes) for early debt extinguishment costs, a pre-tax charge of $3 million ($2 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations and charges of $4 million (before and after taxes) for other items.
(e)	Includes a $14 million tax expense and a $32 million tax expense for incentive compensation and Medicare Part D deferred tax write-offs, respectively.
(f)	Includes a pre-tax charge of $18 million ($11 million after taxes) for an environmental reserve related to the Company’s property in Cass Lake, Minnesota.
(g)	Includes a pre-tax charge of $12 million ($7 million after taxes) for closure costs for the Bellevue and Spartanburg box plants, a pre-tax charge of $13 million ($8 million after taxes) for early debt extinguishment costs, a pre-tax charge of $5 million ($3 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead cost reduction initiative, a pre-tax charge of $4 million ($3 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations, a pre-tax charge of $3 million ($2 million after taxes) for costs associated with the shutdown of three box plants in Asia and a net pre-tax gain of $2 million ($1 million after taxes) for other items.
(h)	Includes a pre-tax gain of $25 million ($15 million after taxes) related to the partial redemption of the Company’s interests in Arizona Chemical, and a charge of $2 million (before and after taxes) for asset impairment costs associated with the Inverurie, Scotland mill which was closed in 2009.
(i)	Includes a tax benefit of $40 million related to cellulosic bio-fuel tax credits.

International Paper Company

Reconciliation of Earnings Before Special Items to Net Earnings

Attributable to International Paper Company

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended		Three Months Ended December 31,
	March 31,
	2011	2010	2010
Earnings Before Special Items	$322	$16	$296
Restructuring and other charges	(28)	(132)	(33)
Net gains (losses) on sales and impairments of businesses	(8)	—	13
Income tax items	—	(46)	40
Bargain purchase price adjustment recorded in equity earnings	7	—	—

Earnings (Loss) from Continuing Operations	293	(162)	316

Discontinued operations	49	—	—

Net Earnings (Loss) as Reported	$342	$(162)	$316

	Three Months Ended		Three Months Ended
	March 31,		December 31,
Diluted Earnings Per Common Share	2011	2010	2010
Earnings Per Share Before Special Items	$0.74	$0.04	$0.68
Restructuring and other charges	(0.07)	(0.31)	(0.07)
Net gains (losses) on sales and impairments of businesses	(0.02)	—	0.03
Income tax items	—	(0.11)	0.09
Bargain purchase price adjustment recorded in equity earnings	0.02	—	—

Earnings (Loss) Per Common Share from Continuing Operations	0.67	(0.38)	0.73
Discontinued operations	0.11	—	—

Diluted Earnings (Loss) per Common Share as Reported	$0.78	$(0.38)	$0.73

Notes:

(1)	The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended March 31,			Three Months Ended December 31,
	2011	2010		2010
Industrial Packaging	$2,555	$2,220		$2,570
Printing Papers	1,530	1,405		1,540
Consumer Packaging	905	805		880
Distribution	1,640	1,580		1,770
Forest Products (1)	—	10		—
Corporate and Inter-segment Sales	(243)	(213)		(229)

Net Sales	$6,387	$5,807		$6,531

Operating Profit by Industry Segment
	Three Months Ended March 31,			Three Months Ended December 31,
	2011	2010		2010
Industrial Packaging	$279 (3)	$41	(3)	$261 (3)
Printing Papers	201 (4)	(78	)(4)	234 (4)
Consumer Packaging	100 (5)	28	(5)	60 (5)
Distribution	5 (6)	21		9
Forest Products (1)	—	8		(3)

Operating Profit (2)	585	20		561

Interest expense, net	(136)	(149)		(150)
Noncontrolling interest/equity earnings adjustment (7)	(2)	8		(5)
Corporate items, net	(44)	(51)		(63)
Restructuring and other charges	(35)	(3)		(36)
Net gains (losses) on sales and impairments of businesses	—	—		25

Earnings (Loss) From Continuing Operations
Before Income Taxes and Equity Earnings	$368	$(175)		$332

Equity Earnings (Loss) in Ilim Holdings S.A.,
Net of Taxes (2)	$44	$(3)		$31

(1)	The Company has substantially completed its land sales and earnings for future land sales are expected to be insignificant. Beginning in 2011, Forest Products will no longer be reported as a separate industry segment.
(2)	In addition to the operating profits shown above, International Paper recorded equity earnings, net of taxes, of $44 million and $31 million for the three months ended March 31, 2011 and December 31, 2010, respectively, and equity losses, net of taxes, of $3 million for the three months ended March 31, 2010, related to the equity investment in Ilim Holdings S.A., a separate reportable industry segment.
(3)	Includes charges of $2 million each for the three months ended March 31, 2011 and March 31, 2010, respectively, for additional closure costs for the Etienne mill in France, a gain of $7 million for the three months ended March 31, 2011 for a bargain purchase price adjustment on an acquisition by our joint venture in Turkey, a net charge of $3 million and a gain of $2 million for the three months ended March 31, 2010 and December 31, 2010, respectively, related to closure costs for U.S. mills closed in 2009, charges of $12 million for closure costs for the Bellevue and Spartanburg box plants for the three months ended December 31, 2010, and charges of $3 million for closure costs for three Asian box plants for the three months ended December 31, 2010.
(4)	Includes charges of $8 million and $2 million for the three months ended March 31, 2011 and December 31, 2010, respectively, for asset impairment costs associated with the Inverurie mill and charges of $204 million for the three months ended March 31, 2010, for shutdown costs for the Franklin mill.
(5)	Includes charges of $1 million, $3 million, and $4 million for the three months ended March 31, 2011, March 31, 2010 and December 31, 2010, respectively, related to the reorganization of the Company’s Shorewood operations.
(6)	Includes charges of $7 million for the three months ended March 31, 2011 associated with the restructuring of the Company’s xpedx operations.
(7)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

International Paper Company

Reconciliation of Operating Profit to Operating Profit Before Special Items

(In millions)

	Three Months Ended March 31, 2011
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Total
Operating Profit as Reported	$279	$201	$100	$5	$585
Restructuring and other charges	2	—	1	7	10
Net losses on sales and impairments of businesses	—	8	—	—	8
Bargain purchase price adjustment recorded in equity earnings	(7)	—	—	—	(7)

Operating Profit Before Special Items	$274	$209	$101	$12	$596

	Three Months Ended March 31, 2010
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Forest Products	Total
Operating Profit as Reported	$41	$(78)	$28	$21	$8	$20
Restructuring and other charges	5	204	3	—	—	212

Operating Profit Before Special Items	$46	$126	$31	$21	$8	$232

	Three Months Ended December 31, 2010
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Forest Products	Total
Operating Profit as Reported	$261	$234	$60	$9	$(3)	$561
Restructuring and other charges	13	—	4	—	—	17
Net losses on sales and impairments of businesses	—	2	—	—	—	2

Operating Profit Before Special Items	$274	$236	$64	$9	$(3)	$580

International Paper

Sales Volume by Product (1)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31, 2010
	2011	2010
Industrial Packaging (In thousands of short tons)
Corrugated Packaging	1,810	1,809	1,832
Containerboard	555	631	591
Recycling	643	580	626
Saturated Kraft	39	41	40
Bleached Kraft	23	22	19
European Industrial Packaging	273	258	272
Asian Box (2)	103	39	110

Industrial Packaging	3,446	3,380	3,490

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	662	700	644
European & Russian Uncoated Papers	312	308	306
Brazilian Uncoated Papers	273	248	289

Uncoated Papers	1,247	1,256	1,239

Market Pulp (3)	341	351	369

Consumer Packaging (In thousands of short tons)
U.S. Coated Paperboard	364	339	341
European Coated Paperboard	84	90	87
Asian Coated Paperboard	222	221	219
Other Consumer Packaging	45	40	45

Consumer Packaging	715	690	692

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Includes SCA Packaging volumes from date of acquisition in June 2010.
(3)	Includes internal sales to mills.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	March 31, 2011	December 31, 2010
Assets

Current Assets
Cash and Temporary Investments	$2,049	$2,073
Accounts and Notes Receivable, Net	3,428	3,039
Inventories	2,390	2,347
Deferred Income Tax Assets	343	339
Other	278	230

Total Current Assets	8,488	8,028

Plants, Properties and Equipment, Net	11,952	12,002
Forestlands	763	747
Investments	1,095	1,092
Goodwill	2,320	2,308
Deferred Charges and Other Assets	977	1,191

Total Assets	$25,595	$25,368

Liabilities and Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$375	$313
Accounts Payable and Accrued Liabilities	4,122	4,190

Total Current Liabilities	4,497	4,503

Long-Term Debt	8,156	8,358
Deferred Income Taxes	2,805	2,793
Pension Benefit Obligation	1,463	1,482
Postretirement and Postemployment Benefit Obligation	491	499
Other Liabilities	608	649

Equity
Invested Capital	4,645	4,418
Retained Earnings	2,675	2,416

Total Shareholders’ Equity	7,320	6,834

Noncontrolling interests	255	250

Total Equity	7,575	7,084

Total Liabilities and Equity	$25,595	$25,368

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net Earnings (Loss)	298	(153)
Depreciation, amortization and cost of timber harvested	340	371
Deferred income tax expense (benefit), net	(2)	76
Restructuring and other charges	45	215
Payments related to restructuring and legal reserves	—	(2)
Net losses on sales and impairments of businesses	8	—
Equity (earnings) loss, net	(53)	2
Periodic pension expense, net	45	59
Other, net	60	(104)
Changes in current assets and liabilities
Accounts and notes receivable	(365)	(206)
Inventories	7	(51)
Accounts payable and accrued liabilities	14	(14)
Interest payable	42	42
Other	75	(76)

Cash Provided by Operations	514	159

Investment Activities
Invested in capital projects	(181)	(120)
Proceeds from divestitures	50	—
Escrow arrangement	(105)	—
Other	(71)	(31)

Cash Used for Investment Activities	(307)	(151)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(29)	(26)
Issuance of debt	49	38
Reduction of debt	(152)	(120)
Change in book overdrafts	(33)	(27)
Dividends paid	(82)	(11)
Other	(33)	(3)

Cash Used for Financing Activities	(280)	(149)

Effect of Exchange Rate Changes on Cash	49	(2)

Change in Cash and Temporary Investments	(24)	(143)

Cash and Temporary Investments
Beginning of the period	2,073	1,892

End of the period	$2,049	$1,749